EXHIBIT 99.1
Cary Turner
(817) 252-8400
Pier 1 Imports, Inc. Announces Agreement
to Sell Private-Label Credit Card Operations
FORT WORTH, TEXAS, August 30, 2006 – Pier 1 Imports, Inc. (NYSE:PIR) announced today that, through a subsidiary, it has entered into an agreement to sell its private-label credit card operations to Chase. In addition, Pier 1 and Chase will enter into a long-term marketing and servicing agreement. Net cash proceeds at closing are expected to total approximately $155 million. The transaction has been approved by both companies and is expected to close in Pier 1’s fiscal third quarter, subject to regulatory approvals and other customary closing conditions.
Marvin J. Girouard, Pier 1’s Chairman and Chief Executive Officer, commented, “We are very pleased with this strategic partnership with Chase. Pier 1’s successful 18-year proprietary credit card will continue to be an important component of marketing to our most loyal customers, and with this new business alliance, we can offer new competitive credit programs and services to Pier 1’s customers.”
“Chase is thrilled to partner with Pier 1,” said Harry DiSimone, Chase executive vice president and private-label card executive. “Matching Chase’s marketing prowess and sophisticated customer management practices with Pier 1’s loyal customer base will result in an innovative card program that consumers will value, driving incremental sales for Pier 1.”
Pier 1’s portfolio includes receivables of approximately $140 million and almost 1 million active accounts. The Pier 1 Preferred Card will continue to be offered through Chase under the Pier 1 brand.
Under the long-term marketing and servicing agreement, Chase will provide credit and customer service benefits to Pier 1 cardholders and will also offer special financing terms to Pier 1 customers. Pier 1 will receive future ongoing payments based on credit card sales, new account generation and other credit-related activities. Also, the two companies have agreed to work together on various marketing initiatives designed to increase Pier 1’s retail sales, as well as further enhance credit growth and profitability.
Pier 1 Imports, Inc. is represented in this transaction by its financial advisor, JPMorgan and its legal counsel, Winstead Sechrest & Minick P.C.
Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company’s most recently filed report on Form 10-Q.
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Management’s expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company’s key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
Pier 1 Imports, Inc. is North America’s largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports® stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids® stores in the United States. Information about the Company is available at www.pier1.com.